EXHIBIT 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use of our report dated December 22, 2005 relating to the consolidated financial statements and financial statement schedules of Tone Resources Limited, which appears in Amendment No. 1 to the Registration Statement on Form S-4 and the related prospectus for U.S. Gold Corporation and US Gold Canadian Acquisition Corporation and the Definitive Proxy Statement on Schedule 14A for U.S. Gold Corporation (collectively, the “SEC Filings”), for the registration of shares of U.S. Gold Common Stock and exchangeable shares of US Gold Canadian Acquisition Corporation. We also consent to the reference to us under the heading “Experts” in such SEC Filings.
/s/ Amisano Hanson
Chartered Accountants
Vancouver, Canada
October 31, 2006